EXHIBIT 10.8

Amended and Restated Severance Agreement

(Effective as of July 29, 2008)

This Amended and Restated Severance Agreement is entered as of July 29, 2008, by and between Robert Half International Inc., a Delaware corporation (the “Company”) and Paul F. Gentzkow (the “Employee”).

WHEREAS, the Company and Employee have previously entered into a Severance Agreement dated as of August 2, 2000.

WHEREAS, the Severance Agreement was entered into because the Company believed it to be in the best interest of the Company and its shareholders to provide for stability in the management of the Company.

WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved certain amendments to the Severance Agreement, including amendments made in order to comply with the regulations adopted by the Internal Revenue Service in connection with Section 409A of the Internal Revenue Code (“Section 409A).

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the Company and the Employee hereby agree that the Severance Agreement dated August 2, 2000, shall be amended and restated to read in its entirety as set forth herein:

1. Definitions

“Change in Control” shall have the meaning specified in the Company’s Stock Incentive Plan, as in effect on July 29, 2008.

“Continuation Number” means (a) 36, if Employee has served as a Director of the Company at any time prior to the Termination Date, and (b) 24, in all other cases.

“Earliest Payment Date” shall mean six months following Separation from Service or such alternate date as future modifications or amendments to Section 409A and the rules and regulations thereunder may specify as the earliest permitted date for a payment to be made, or, if earlier the date of Employee’s death.

“Monthly Base Salary” means the highest monthly base salary paid to Employee within the six (6) months preceding the Termination Date.

“Future Equity Award” means a grant of options or restricted stock made by the Company after August 2, 2000.

“Previous Equity Award” means a grant of options or restricted stock made by the Company prior to August 2, 2000.

“Separation from Service” shall have the meaning specified by Section 409A and the rules and regulations thereunder, as such meaning may be modified or amended from time to time.

“Specified Employee” shall have the meaning specified by Section 409A and the rules and regulations thereunder, as such meaning may be modified or amended from time to time.

“Termination Date” means the date on which Employee’s employment with the Company is terminated.

“Termination For Cause” means termination by the Company of Employee’s employment by the Company by reason of Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or by reason of Employee’s willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that Employee’s employment shall not be deemed to have terminated in a Termination For Cause if such termination took place as a result of any act or omission believed by Employee in good faith to have been in the interest of the Company.

“Termination Without Cause” means (1) termination by the Company of Employee’s employment other than pursuant to a Termination For Cause or (2) termination by Employee following (a) a reduction by more than 5% of Employee’s base salary per month, exclusive of bonus, fringe benefits and other non-salary compensation, or (b) a request by the Company that Employee relocate more than 50 miles away from the current location of the principal executive offices of the Company.

“Termination Following a Change in Control” means a voluntary termination by Employee within one year following Change in Control.

2. Payments and Benefits Upon Termination Without Cause. In the event of a Termination Without Cause, the Employee shall be entitled to receive the following:

2.1. Monthly Base Salary. Employee shall be paid a lump-sum amount equal to the product of Employee’s Monthly Base Salary and Employee’s Continuation Number. To the extent required by Section 409A, if Employee is a Specified Employee, this lump sum shall be paid no earlier than the Earliest Payment Date and no later than ten business days thereafter.

2.2. Bonus.

(a) If the Termination Date occurs within 12 months after a Change in Control, Employee shall be paid a lump-sum amount equal to the product of (i) 1/12 of the annual cash bonus paid (or to be paid) to Employee with respect to the last full calendar year completed prior to the Change in Control and (ii) Employee’s Continuation Number. To the extent required by Section 409A, if Employee is a Specified Employee, this lump sum shall be paid no earlier than the Earliest Payment Date and no later than ten business days thereafter.

(b) If the Termination Date does not occur within 12 months after a Change in Control, Employee shall be paid, when such bonus payments would otherwise typically be made to Employee, but in no event later than the March 15 of the calendar year immediately following the Calendar year in which the Termination Date occurs, a lump-sum amount equal to the product of (i) a fraction, the numerator of which shall be the number of months that, as of the last day of the month in which the Termination Date occurs, shall have passed since the beginning of that calendar year, and the denominator of which shall be twelve and (ii) the bonus to which Employee would have been entitled had such termination not occurred. For purposes of the foregoing clause (ii), Employee shall be not be entitled to a pro rata amount of bonus that is discretionary unless such Employee is specifically awarded such discretionary amount in accordance with the terms and conditions of the applicable bonus plan or program.

2.3. Benefits. For such number of months following the Termination Date as is equal to the Continuation Number, or until Employee is reemployed, whichever first occurs, Employee also shall be entitled to all employee benefits, including medical and life insurance, pension, retirement and other benefits to which Employee was entitled on the Termination Date.

2.4. Vesting.

(a) If, on the Termination Date, Employee holds any Future Equity Award which is subject to restrictions or vesting based on continued employment with the Company, such restrictions shall lapse and such vesting shall occur effective as of the Termination Date. Each option that is a Future Equity Award held by Employee shall remain outstanding and exercisable until the earlier of its exercise or its original expiration date.

(b) If, on the Termination Date, Employee holds any Previous Equity Award which is subject to restrictions or vesting based on continued employment with the Company, the provisions of the Previous Agreements shall continue to apply to such Previous Equity Award.

(c) If Employee is a participant in the Company’s Deferred Compensation Plan, Senior Executive Retirement Plan or any successor plan, all amounts credited under such plan to Employee shall become fully vested and nonforfeitable.

2.5. Outplacement Services. The Company shall pay, on behalf of Employee, expenses and fees relating to outplacement services utilized by Employee, in an amount that is the usual and customary rate for such services for an individual at Employee’s level.

2.6. Multiple Benefits. To the extent that any other agreement (“Other Agreement”) between the Employee and the Company would provide for salary continuation (or a lump sum payment in lieu of salary continuation) and bonus payments under the same circumstances as such benefits would be provided pursuant to Sections 2.1 and 2.2 hereof, then Employee shall not receive such benefits under both the Other Agreement and Sections 2.1 and 2.2, but shall instead receive the greater of the salary continuation benefit payable under either Section 2.1 or the Other Agreement and the greater of the bonus benefit payable under either Section 2.2 and the Other Agreement. Notwithstanding the foregoing, the Benefits provided by Sections 2.1, 2.2 and 2.3 hereof shall supersede the provisions of Sections 2.1 and 2.2 of the 1991 Agreement and Sections 2(a), 2(b) and 2(c) of the 1995 Agreement, which superseded sections are of no further force or effect.

3. Termination Following a Change in Control. If Employee has served as a Director of the Company at any time prior to the Termination Date, Employee shall be entitled to the benefits described in Section 2 hereof in the event of a Termination Following a Change in Control.

4. Additional Medical Benefits. If Employee has served as a Director of the Company at any time prior to the Termination Date, then, in the event of any termination of Employee’s employment on or after the first January 1 occurring after the Employee’s 53rd birthday, other than a Termination For Cause, Employee and his then current wife shall each continue to participate until his or her death, at the Company’s expense, in whatever healthcare plan may be maintained by the Company from time to time for its then current employees as if Employee were still a full time employee of the Company.

5. Employment. The sole purpose of this Agreement is to provide Employee with severance benefits under the circumstances described herein. This Agreement is not an employment agreement. This Agreement shall not affect any right of the Company to terminate Employee’s employment at any time.

6. Headings. The headings used in this Agreement are for convenience only, and shall not be used to construe the terms and conditions of the Agreement.

7. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of California. The terms of this Agreement shall bind and shall inure to the benefit of the successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first set forth above.

ROBERT HALF INTERNATIONAL INC.

Harold M. Messmer, Jr.
Chairman and Chief Executive Officer

Paul F. Gentzkow